Plexus Announces Preliminary Fiscal First Quarter Results

NEENAH, WI – January 18, 2022 - Plexus Corp. (NASDAQ: PLXS) announced today that it will not meet its fiscal first quarter revenue guidance of $825 to $865 million with GAAP diluted EPS of $1.01 to $1.17, as issued October 27, 2021, due to unanticipated supply chain challenges that accelerated in the final weeks of the quarter. Plexus now expects to announce fiscal first quarter revenue of $815 to $820 million with GAAP diluted EPS of $0.80 to $0.84, which will include approximately $2 million or $0.06 per share of unanticipated severance costs associated with a facility transition in our Asia-Pacific region.

Todd Kelsey, President and CEO, commented, “While the demand environment remains robust, new and unexpected supplier delivery shortfalls in the Americas region resulted in a revenue, GAAP operating margin, GAAP EPS and free cash flow shortfall. We anticipate these supply chain headwinds will persist in the near term. For our fiscal second quarter, we currently anticipate sequential growth in revenue, but limited improvement in GAAP diluted EPS since ongoing costs to support expected robust customer demand and a seasonal increase in compensation expenses will burden profitability. Based upon the strength seen in customer forecasts that are supported by numerous new program ramps, we anticipate sequential growth in revenue and an expansion in profitability during the second half of fiscal 2022. Further, we remain focused on returning to our long-term 9-12% revenue CAGR and 5.5% GAAP operating margin goals.”

The fiscal first quarter 2022 selected financial results and disclosures in this press release are preliminary and reflect management's current views. Plexus management will provide a detailed update on its fiscal first quarter results and its second fiscal quarter guidance as part of a conference call on Thursday, January 27 at 8:30 a.m. Eastern Time. Fiscal first quarter 2022 results will be released after market close on Wednesday, January 26, 2022. An audio webcast of the call and accompanying slides will be available in the investor relations section of the company website, plexus.com.

What:	Plexus Fiscal 2022 Q1 Earnings Conference Call and Webcast
When:	Thursday, January 27, 2022 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, plexus.com or directly at
Conference Call: +1.866.922.5180 with passcode: 3582506
https://edge.media-server.com/mmc/p/k3jub8pa

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.855.859.2056 or +1.404.537.3406 with passcode: 3582506

Investor and Media Contact

Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com

About Plexus Corp.

Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of over 19,000 individuals who are dedicated to providing Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing and Aftermarket Services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading companies by providing innovative, comprehensive solutions throughout a product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus. Other risks and uncertainties include, but are not limited to: the effects of shortages and delays in obtaining components, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform, any tax law changes as a result of change in U.S. presidential administration, and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2021 Form 10-K and subsequently filed quarterly reports on Form 10-Q.